Exhibit 99.1

NEWS RELEASE	TALX

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX REPORTS FIRST QUARTER FINANCIAL RESULTS;
THE WORK NUMBER SERVICES REVENUES GROW 32%

     ST. LOUIS, Mo. (July 28, 2004) – TALX Corporation (NASDAQ: TALX) today reported earnings from continuing operations of $198,000, or $0.01 per diluted share, for the fiscal first quarter ended June 30, which includes a reserve of $3.0 million, or $0.21 per diluted share, related to a potential SEC settlement. Excluding this non-operating charge, earnings from continuing operations would have been $3.2 million, or $0.22 per diluted share, compared with the year-ago period of $2.7 million, or $0.19 per diluted share. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     Revenues rose 20 percent to $36.1 million from $30.1 million in the year-earlier quarter, attributable to a 32 percent increase in revenues for The Work Number services and a 15 percent increase in revenues for unemployment cost management services. Gross margin rose 22 percent to $20.5 million from $16.8 million in the year-ago period. As a percentage of revenues, gross margin increased 130 basis points to 56.9 percent compared to 55.6 percent the year before.

     William W. Canfield, president and chief executive officer, commented, “We delivered strong operating results this quarter as we further capitalized on our growth strategy. In particular, the acquisition at the beginning of the quarter of the unemployment compensation, employment verification and candidate screening businesses of Sheakley-Uniservice Inc. (“Sheakley”) contributed to strong revenue gains in the period. The positive momentum in our gross margin was especially encouraging, and we believe we will experience further improvement in our operating results as we fully integrate this acquisition over the next few quarters. The Sheakley businesses are excellent examples of how we put our acquisition strategy into effect, because the new operations fit our payroll-centric business focus, were immediately accretive to earnings, and already have expanded opportunities to cross-sell TALX’s growing suite of services.”

     Revenues from The Work Number services increased 32 percent to $14.4 million from $10.9 million in the year-ago period, primarily reflecting an increase in transaction volume, partially offset by lower average transaction fees. The fee shift reflected increased activity among users with volume pricing discounts and the impact of former 1-900 users moving to other means of access, such as the Web. Additionally, the current quarter includes revenues from the candidate screening – HireXpress – and employment verification businesses acquired from Sheakley. Gross margin from The Work Number services increased 34 percent to $10.2 million from $7.6 million in the same quarter last year. As a percentage of revenues, gross margin improved 140 basis points to 70.9 percent compared to 69.5 percent in the same quarter last year.

     The total number of employment records on The Work Number services increased to 97.7 million at June 30, 2004, from 80.0 million a year ago, representing a 22 percent gain. The company added 7.6 million employment records during the quarter, an 8 percent increase over the previous sequential quarter. Total employment records under contract, including those in contract backlog to be added to the database, increased 23 percent to 102.6 million at June 30 from 83.7 million a year earlier and 6 percent over the previous sequential quarter total of 97.2 million.

     Revenues from unemployment cost management services increased 15 percent to $20.9 million from $18.2 million in the year-ago period, primarily representing the contribution from the Sheakley unemployment business. Gross margin in the unemployment cost management services business increased 15 percent to $9.8 million from $8.5 million. As a percentage of revenues, gross margin rose 20 basis points to 46.7 percent compared to 46.5 percent in the same quarter last year.

     As previously disclosed, the SEC is investigating certain of the company’s prior financial statements, which have previously been restated. The company has been in discussions with the SEC regarding a potential settlement. Current discussions with the Staff have resulted in a range of potential settlement for up to $3.0 million. Management has recorded a reserve of $3.0 million, which represents the maximum of the estimated range. This charge has been included in “other income (expense), net” in the consolidated statement of earnings.

     The company provided guidance for financial performance for the second quarter of fiscal 2005, as follows:

•	Total revenues – $35.0 million to $37.0 million.

•	Diluted earnings per share from continuing operations – $0.23 to $0.26.

     The company also provided guidance for financial performance for the fiscal year ending March 2005.

•	Total revenues – $148.0 million to $152.0 million.

•	Diluted earnings per share from continuing operations, including a $0.21 per share non-operating charge — $0.86 to $0.89. Excluding this non-operating charge, the company’s guidance for diluted earnings per share from continuing operations is unchanged at $1.07 to $1.10. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     A conference call to discuss the company’s performance during its fiscal 2005 first quarter, as well as its outlook, is scheduled for Thursday, July 29, at 9:00 a.m. Central Daylight Time. To participate in this call, dial (888) 428-4470. A slide presentation will accompany the call on the Web at www.talx.com/2005. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be in effect from 2:15 p.m. CDT on July 29, 2004 through 11:59 p.m. on July 29, 2005. The replay number is (800) 475-6701 and the access code is 739791.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, automated time entry and candidate screening services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the Company’s website at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in the second quarter of fiscal 2005 and for the fiscal year ending March 2005, our expectation of further improvement in our operating results as we fully integrate the Sheakley-Uniservice acquisition over the next few quarters, our belief that the range of probable penalty related to a potential SEC settlement is up to $3.0 million, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the Company’s 2004 Annual Report on Form 10-K, under the caption “Risk Factors” in “Part 1, Item 1 – Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of matters related to our recent financial statement restatements; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third party providers to do so; (4) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as residential mortgage activity and employment trends; (5) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed or eliminated; (6) risks associated with our ability to prevent breaches of confidentiality as we perform large-scale processing of verifications; (7) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (9) risks associated with changes in economic conditions or unemployment compensation laws; and (10) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations. We do not undertake any obligation to update these forward-looking statements, even though our situation may change in the future.

— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited; dollars in thousands, except share information)

	Three Months Ended
	June 30,
	2004	2003
Revenues:
The Work Number services	$14,417	$10,943
Unemployment cost management services	20,900	18,183
Maintenance and support	744	1,015

Total revenues	36,061	30,141

Cost of revenues:
The Work Number services	4,192	3,333
Unemployment cost management services	11,134	9,723
Maintenance and support	232	332

Total cost of revenues	15,558	13,388

Gross margin	20,503	16,753

Operating expenses:
Selling and marketing	7,020	6,027
General and administrative	7,670	6,017

Total operating expenses	14,690	12,044

Operating income	5,813	4,709

Other income(expense), net:
Interest income	23	23
Interest expense	(549)	(295)
Reserve for contingent claim	(3,000)	—
Other, net	—	3

Total other income (expense), net	(3,526)	(269)

Earnings from continuing operations before income tax expense	2,287	4,440
Income tax expense	2,089	1,709

Earnings from continuing operations	198	2,731
Discontinued operations, net of income taxes:
Earnings (loss) from discontinued operations, net	(16)	80
Gain on disposal of discontinued operations, net	174	—

Earnings from discontinued operations	158	80

Net earnings	$356	$2,811

Basic earnings per share:
Continuing operations	$0.02	$0.20
Discontinued operations	0.01	0.01

Net earnings	$0.03	$0.21

Diluted earnings per share:
Continuing operations	$0.01	$0.19
Discontinued operations	0.01	0.01

Net earnings	$0.02	$0.20

Weighted average number of shares
outstanding — basic	13,669,955	13,507,758

Weighted average number of shares
outstanding — diluted	14,377,849	14,023,878

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TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	June 30,	March 31,
	2004	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,795	$8,568
Short-term investments	1,475	1,475
Accounts receivable, net	17,893	15,456
Work in progress, less progress billings	2,040	1,714
Prepaid expenses and other current assets	5,110	10,406
Deferred tax assets, net	—	30

Total current assets	32,313	37,649
Restricted cash	—	38,645
Property and equipment, net	10,424	8,966
Capitalized software development costs, net	3,104	3,186
Goodwill	124,118	106,739
Other intangibles, net	39,485	17,387
Other assets	1,403	1,418

	$210,847	$213,990

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,669	$1,374
Accrued expenses and other current liabilities	12,927	16,794
Dividends payable	685	682
Current portion of long-term debt	10,000	10,000
Deferred tax liabilities, net	112	—
Deferred revenue	4,580	2,803

Total current liabilities	29,973	31,653
Deferred tax liabilities, net	6,473	5,912
Long-term debt, less current portion	37,500	40,000
Other non-current liabilities	2,647	2,608

Total liabilities	76,593	80,173

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at June 30, 2004 and March 31, 2004	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 13,948,542 shares at June 30, 2004 and March 31, 2004	140	140
Additional paid-in capital	163,395	163,190
Accumulated deficit	(25,964)	(25,536)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $75 at June 30, 2004 and $33 at March 31, 2004	(115)	(51)
Treasury stock, at cost, 244,172 shares at June 30, 2004 and 301,041 shares at March 31, 2004	(3,202)	(3,926)

Total shareholders’ equity	134,254	133,817

	$210,847	$213,990

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TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited; dollars in thousands)

	Three Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net earnings	$356	$2,811
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,500	2,036
Deferred taxes	703	445
Net assets of business held for sale	—	(123)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(1,367)	1,388
Work in progress, less progress billings	(326)	(1,037)
Prepaid expenses and other current assets	5,547	(600)
Other assets	28	(2)
Accounts payable	295	(27)
Accrued expenses and other current liabilities	(4,346)	(1,033)
Deferred revenue	(143)	(861)
Other non-current liabilities	(14)	22

Net cash provided by operating activities	3,233	3,019

Cash flows from investing activities:
Additions to property and equipment	(2,070)	(1,023)
Decrease in restricted cash	38,645	—
Acquisitions, net of cash received	(39,851)	—
Deposit associated with acquisition	—	(1,596)
Purchases of short-term investments	—	(3,975)
Proceeds from sale of short-term investments	—	1,700
Capitalized software development costs	(378)	(266)

Net cash used in investing activities	(3,654)	(5,160)

Cash flows from financing activities:
Issuance of common stock	830	499
Purchase of common stock	—	(1,795)
Repayments under long-term debt facility	(2,500)	(2,500)
Dividends paid	(682)	(542)

Net cash used in financing activities	(2,352)	(4,338)

Net decrease in cash and cash equivalents	(2,773)	(6,479)
Cash and cash equivalents at beginning of period	8,568	9,409

Cash and cash equivalents at end of period	$5,795	$2,930

TALX Corporation and Subsidiaries
Supplemental Financial Information

Reconciliation of Adjusted Earnings from Continuing Operations to GAAP Earnings from Continuing Operations:

Adjusted earnings from continuing operations	$3.2	million
Less: Reserve for contingent claim	$3.0	million

GAAP earnings from continuing operations	$0.2	million

Reconciliation of Adjusted Diluted Earnings Per Share to GAAP Diluted Earnings Per Share:

Adjusted diluted EPS from continuing operations	$0.22
Less: Reserve for contingent claim	0.21

GAAP diluted EPS from continuing operations	$0.01

Reconciliation of Adjusted Diluted Earnings Per Share Annual Guidance to GAAP Diluted Earnings Per Share Annual Guidance:

Adjusted diluted EPS from continuing operations	$1.07	to	$1.10
Less: Reserve for contingent claim	0.21		0.21

GAAP diluted EPS from continuing operations	$0.86	to	$0.89